C.H. ROBINSON 2013 RESTRICTED STOCK UNIT PROGRAM
(U.S. EMPLOYEES)

C.H. Robinson Worldwide, Inc. (the “Company”) is permitted under the terms of its 2013 Equity Incentive Plan (the “Plan”) to issue its shares and other derivative securities to employees at various times and in various forms. The Company’s Compensation Committee has approved a 2013 Restricted Stock Unit Program (the “Program”) pursuant to which restricted stock unit awards (the “Awards”) will be made to designated employees of the Company and its U.S. Subsidiaries. Each such Award will be subject to the terms of a participant-specific award notice (a “Notice”), the general terms of the Program as contained in this Program Outline, and the terms of the Plan. Unless the context clearly indicates otherwise, any capitalized term used but not defined in this Program Outline will have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Program Outline

1.
Each participant in the Program will be granted a number of restricted stock units (the “Units”) as specified in the applicable Notice on the Grant Date specified in the Notice, and the Units will be credited to the participant’s account maintained on the books and records of the Company until the Units are settled in shares of the Company’s common stock as provided below. Each Unit that vests represents the right to receive one share of the Company’s common stock on the settlement date for the Award. Vesting of Units will be conditioned upon the satisfaction of the continued Service conditions described below.

2.
Except as otherwise provided in paragraphs 11 and 12, Units granted to a participant will vest in equal annual installments over a five (5) year period contingent on the participant’s continued Service. Beginning on December 31, 2014, and on each December 31 thereafter through December 31, 2018, an equal portion (20%) of the Units will vest and become a right to receive an equal number of shares of the Company’s common stock.

3.
A participant’s Units vest only while the participant remains a Service Provider. A participant must be a Service Provider on December 31 of a particular year in order to vest in any Units for that year. If a participant is separated from Service, whether voluntarily or involuntarily, prior to vesting of any Units, the Units remaining unvested as of the date of separation will be forfeited, and the participant will retain no rights with respect to the forfeited Units.

4.
Notwithstanding the foregoing, participants who embezzle or misappropriate Company funds or property, or who the Company has determined have failed to comply with the terms and conditions of any of the following agreements which they may have executed in favor of the Company: (i) Confidentiality and Noncompetition Agreement, (ii) Management-Employee Agreement, (iii) Sales-Employee Agreement, (iv) Data Security Agreement, or (v) any other agreement containing post-employment restrictions, will automatically forfeit all Awards, whether vested or unvested, and will retain no rights with respect to such Units.

5.
Except as otherwise provided in paragraphs 11 and 12, shares of the Company’s common stock shall be delivered to a participant in settlement of vested Units in a single lump sum distribution of shares upon the earlier of (i) two years after the participant’s separation from Service, or (ii) February 15, 2021.

6.	Units may not be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of at any time prior to delivery of the settlement shares as described herein.

7.
A participant will be entitled to receive payments on the Units credited to the participant’s account, whether vested or unvested, when and if dividends are declared by the Company’s Board of Directors on the Company’s common stock, in an amount of cash per Unit equal to the per share dividend amount payable to common stockholders of the Company. Such payments will be payable on the next regularly occurring payroll date after the corresponding dividend payment date. Such payments made before delivery of shares in settlement of Units will be paid through the Company’s payroll process and treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

8.
In order to comply with all applicable federal, state or local tax laws or regulations, at the time that shares are delivered to a participant in settlement of performance shares, the Company will withhold the minimum required statutory taxes based on the Fair Market Value (as defined in the Plan) of the shares at the time of delivery. In order to satisfy any such tax withholding obligation, the Company will withhold a portion of the shares otherwise to be delivered with a Fair Market Value equal to the amount of such taxes.

9.
A restricted stock unit Award shall confer no rights of continued Service to any participant, nor will it interfere in any way with the right of the Company to terminate such Service at any time. The Company retains all rights to enforce any other agreement or contract that the Company has with any participant.

10.
If there shall be any change in the Company’s common stock through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, appropriate adjustments shall be made in the number of Units that are vested or unvested under an Award as contemplated by Section 12(a) of the Plan.

11.
In the event of a Change in Control (as defined in the Plan after giving effect to the final sentence of Section 2(f) thereof), the Compensation Committee may, in its discretion, accelerate the vesting of all outstanding Units, and shares in settlement of any such vested Units shall be delivered as soon as administratively practical, but in all events by the date that is 60 days after the date of the Change in Control.

12.
In the event a participant dies or is determined to be subject to a Disability while a Service Provider, vesting of outstanding Units shall be accelerated and shares shall be delivered in settlement of such vested Units as soon as administratively practical, but in all events by the date that is 60 days after the date of the death or Disability.

13.
The Awards are made pursuant to the Plan, a copy of which has been provided to each participant, and are subject to its terms. The terms of this Program Outline will be interpreted as to be consistent with the Plan, but if any provision in this Program Outline is inconsistent with the terms of the Plan, the terms of the Plan will prevail. By participating in the Company’s 2013 Restricted Stock Unit Program, a participant shall be deemed to have accepted all the conditions of the Plan, the Notice, this Program Outline, and the terms and conditions of any rules adopted by the Compensation Committee pursuant to the Plan and shall be fully bound thereby. The documents governing an Award shall be subject to the choice of law provisions of Section 18(e) of the Plan. To the extent an Award is subject to Code Section 409A, it shall be subject to and administered in accordance with Section 18(g) of the Plan, including subjecting any share delivery or amount payable to a “specified employee” as the result of a “separation from service” (as those terms are defined in Code Section 409A) to the six-month payment delay rule described there. If the six month payment delay rule is applicable, then any shares that would have otherwise have been delivered during that six-month period will be delivered upon completion of that six-month period, and any subsequent share deliveries shall be made as scheduled. Notwithstanding the foregoing, although the intent is to comply with Code Section 409A, a participant shall be responsible for all taxes and penalties that could result from a failure to comply (the Company and its employees shall not be responsible for such taxes and penalties).

RSU 21.2
December 2013